EXHIBIT 99.1

Oil States Announces Fourth Quarter Earnings

HOUSTON, Feb. 19, 2013 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended December 31, 2012 of $98.5 million, or $1.78 per diluted share. These results compare to net income of $94.3 million, or $1.72 per diluted share, in the fourth quarter of 2011.

The Company generated revenues of $1.1 billion and EBITDA of $222.7 million during the fourth quarter of 2012, compared to revenues of $995.8 million and EBITDA of $205.7 million in the fourth quarter of 2011 (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). Consolidated operating income and EBITDA increased by 2% and 8% year-over-year, respectively, due to organic growth investments made in the accommodations segment, increased sales of deepwater capital equipment and increased shipments of OCTG in the tubular services segment.

Cindy B. Taylor, Oil States' President and Chief Executive Officer, stated, "Despite a softening global macroeconomic environment and reduced U.S. drilling and completion activity, our results for the fourth quarter of 2012 reflected solid revenue and earnings growth on a year-over-year basis."

"Occupancy levels and RevPAR in our major Canadian lodges and Australian villages remained strong during the fourth quarter of 2012. We organically expanded our lodges and villages by over 2,400 rooms during 2012, a 14% growth rate. A significant portion of our lodge and village rooms are contracted on a multi-year, take-or-pay basis, affording us considerable revenue visibility."

"Our offshore products segment reported record quarterly revenues and EBITDA in the fourth quarter of 2012. Backlog in our offshore products segment improved 5% year-over-year to $561 million at December 31, 2012, but declined $36 million from September 30, 2012 due to strong fourth quarter sales and a reduction in award activity in the fourth quarter of 2012. However, bidding and quoting activity remains strong, and the outlook for global offshore capital equipment demand is robust."

"Our tubular services segment benefitted from strong shipments of OCTG in the fourth quarter largely due to an increase in deepwater Gulf of Mexico deliveries. Well site services' results were negatively impacted by the reduction in U.S. drilling activity and holiday downtime; however, pricing and demand for our proprietary rental equipment was essentially flat quarter-over-quarter."

The Company recognized an effective tax rate of 29.7% in the fourth quarter of 2012 bringing the annualized effective tax rate for 2012 to 28.2%. This compares with an effective tax rate of 31.2% in the fourth quarter of 2011. The lower effective tax rate in the fourth quarter of 2012 was primarily due to higher U.S. state tax expense in the fourth quarter of 2011 and greater foreign earnings as a percentage of total earnings in 2012. Our foreign earnings are taxed at a lower rate than our domestic earnings.

The Company invested $156.2 million in capital expenditures during the fourth quarter of 2012 primarily related to the ongoing expansion of its accommodations business in Australia, Canada and the U.S., the addition of proprietary rental equipment deployed to service the active U.S. shale plays and facility and equipment investments in its offshore products segment. During the fourth quarter of 2012, the Company repurchased $15.2 million, or 225,796 shares, of its common stock under its authorized share repurchase program at an average price of $67.52 per share.

For the year ended December 31, 2012, the Company reported revenues of $4.4 billion, EBITDA of $923.1 million and net income of $448.6 million, or $8.10 per diluted share. The results for 2012 included (i) a pre-tax benefit of $17.9 million, or $0.23 per diluted share after-tax, related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012 and (ii) a pre-tax gain of $2.5 million, or $0.03 per diluted share after-tax, related to insurance proceeds received during the second quarter for the land drilling rig that was lost in a fire. For the year ended December 31, 2011, the Company reported revenues of $3.5 billion, EBITDA of $698.1 million and $322.5 million of net income, or $5.86 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the fourth quarter of 2012 to the results from the fourth quarter of 2011.)

Accommodations

Accommodations generated revenues of $277.4 million and EBITDA of $119.5 million for the fourth quarter of 2012 compared to revenues and EBITDA of $236.9 million and $102.5 million, respectively, in the fourth quarter of 2011. Revenues and EBITDA both increased 17% year-over-year due to a 14% increase in average available rooms and a 9% year-over-year increase in RevPAR due to higher occupancy levels at the Company's major lodges. EBITDA margins remained strong at 43%. Since the majority of the Company's rooms are contracted under long term (three to five years), take-or-pay contracts with minimum occupancy requirements, the slowdown in metallurgical coal mining in Australia in the fourth quarter of 2012 had limited impact on our results as modest declines in occupancy were offset by contracted room additions.

Well Site Services

Well site services generated revenues of $172.4 million and EBITDA of $55.9 million in the fourth quarter of 2012 compared to revenues and EBITDA of $186.8 million and $58.6 million, respectively, in the fourth quarter of 2011. Revenues decreased 8% and EBITDA decreased 5% year-over-year primarily due to the overall reduction in natural gas drilling and completion activity in the U.S. However, EBITDA margins for the segment increased 100 basis points to 32% in the fourth quarter of 2012 compared to 31% in the fourth quarter of 2011.

Our completion services business, formerly referred to as our "rental tools" business, generated strong margins despite declines in U.S. activity. Completion services' revenue per ticket in the fourth quarter of 2012 was up slightly; and activity, as measured by the number of service tickets issued, decreased 7% year-over-year due to reduced work available in the Haynesville, Barnett and Marcellus regions and was partially offset by increased activity in the Rockies region.

Offshore Products

Offshore products generated revenues and EBITDA of $237.3 million and $40.4 million in the fourth quarter of 2012 compared to revenues and EBITDA of $186.1 million and $37.5 million, respectively, in the fourth quarter of 2011. Revenues and EBITDA increased 27% and 8% year-over-year, respectively, primarily due to a revenue mix favoring our connector products and production equipment coupled with contributions from Piper Valves which was acquired in July 2012. Our EBITDA margin percentage decreased to 17% in the fourth quarter of 2012 compared to 20% in the fourth quarter of 2011 largely due to a mix of revenues which included greater conductor casing sales year-over-year coupled with negative inventory adjustments totaling $2.5 million. Backlog totaled $561 million at December 31, 2012 compared to $597 million reported at September 30, 2012 and $535 million reported at December 31, 2011. Major backlog additions during the quarter included connector product orders, production equipment and deck equipment orders.

Tubular Services

Tubular services generated revenues of $455.3 million and EBITDA of $19.0 million during the fourth quarter of 2012 compared to revenues and EBITDA of $386.0 million and $17.3 million, respectively, in the fourth quarter of 2011. Revenues improved 18% and EBITDA increased 10% year-over-year primarily due to the 13% year-over-year increase in the Company's OCTG shipments resulting from increased activity in the Gulf of Mexico coupled with certain market share gains onshore. Gross margin as a percent of revenues were 5.1% in the fourth quarter of 2012 down from the 5.6% margin reported in the fourth quarter of 2011 primarily due to lower margin sales into certain onshore markets as a result of declining OCTG prices throughout 2012. The Company ended the quarter with $450.2 million of OCTG inventories, down $73.5 million, or 14%, from September 30, 2012. The decrease in inventories was primarily due to deepwater Gulf of Mexico shipments made during the fourth quarter of 2012.

Oil States International, Inc. is a diversified oilfield services company and is a leading integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2011 filed by Oil States with the SEC on February 17, 2012 and the "Risk Factors" section of the form 10-Q for the three months ended September 30, 2012 filed by Oil States with the SEC on November 2, 2012.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited, unless otherwise noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
				(audited)
Revenues	$1,142,336	$995,801	$4,413,088	$3,479,180
Costs and expenses:
Cost of sales and services	863,975	742,236	3,292,969	2,599,267
Selling, general and administrative expenses	55,750	50,532	203,651	182,434
Depreciation and amortization expense	65,775	50,828	230,098	188,147
Other operating expense /(income)	888	(915)	2,590	1,809
Operating income	155,948	153,120	683,780	507,523

Interest expense	(17,305)	(17,966)	(68,922)	(57,506)
Interest income	604	278	1,583	1,700
Equity in earnings (loss) of unconsolidated affiliates	(427)	(11)	243	(163)
Other income	1,681	1,998	10,211	3,515
Income before income taxes	140,501	137,419	626,895	455,069
Income tax expense	(41,710)	(42,890)	(177,047)	(131,647)
Net income	98,791	94,529	449,848	323,422
Less: Net income attributable to noncontrolling interest	272	247	1,239	969
Net income attributable to Oil States International, Inc.	$98,519	$94,282	$448,609	$322,453

Net income per share
Basic	$1.80	$1.84	$8.47	$6.30
Diluted	$1.78	$1.72	$8.10	$5.86

Weighted average number of common shares outstanding
Basic	54,794	51,222	52,959	51,163
Diluted	55,362	54,946	55,384	55,007

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 253,172	$ 71,721
Accounts receivable, net	832,785	732,240
Inventories, net	701,496	653,698
Prepaid expenses and other current assets	38,639	32,000
Total current assets	1,826,092	1,489,659

Property, plant and equipment, net	1,852,126	1,557,088
Goodwill, net	520,818	467,450
Other intangible assets, net	146,103	127,602
Other noncurrent assets	94,823	61,842
Total assets	$ 4,439,962	$ 3,703,641

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 279,933	$ 252,209
Accrued liabilities	107,906	96,748
Income taxes	29,588	10,395
Current portion of long-term debt and capitalized leases	30,480	34,435
Deferred revenue	66,311	75,497
Other current liabilities	4,314	5,665
Total current liabilities	518,532	474,949

Long-term debt and capitalized leases (1)	1,279,805	1,142,505
Deferred income taxes	129,235	97,377
Other noncurrent liabilities	46,590	25,538
Total liabilities	1,974,162	1,740,369

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 58,488,299 shares and 54,803,539 shares issued, respectively, and 54,695,473 shares and 51,288,750 shares outstanding, respectively	585	548
Additional paid-in capital	586,070	545,730
Retained earnings	1,899,195	1,450,586
Accumulated other comprehensive income	107,097	74,371
Common stock held in treasury at cost, 3,792,826 and 3,514,789 shares, respectively	(128,542)	(109,079)
Total Oil States International, Inc. stockholders' equity	2,464,405	1,962,156
Noncontrolling interest	1,395	1,116
Total stockholders' equity	2,465,800	1,963,272
Total liabilities and stockholders' equity	$ 4,439,962	$ 3,703,641

(1) As of December 31, 2012, the Company had approximately $973 million available under its credit facilities.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$ 449,848	$ 323,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230,098	188,147
Deferred income tax provision	17,370	27,075
Excess tax benefits from share-based payment arrangements	(8,164)	(8,583)
Non-cash compensation charge	18,904	14,565
Gains on disposals of assets	(8,600)	(3,614)
Accretion of debt discount	4,106	7,786
Amortization of deferred financing costs	7,301	6,497
Other, net	1,535	960
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(83,379)	(260,186)
Inventories	(34,182)	(154,290)
Accounts payable and accrued liabilities	30,697	47,610
Taxes payable	17,960	24,789
Other current assets and liabilities, net	(6,011)	1,735
Net cash flows provided by operating activities	637,483	215,913
Cash flows from investing activities:
Capital expenditures, including capitalized interest	(487,937)	(487,482)
Acquisitions of businesses, net of cash acquired	(80,449)	(2,412)
Proceeds from disposition of property, plant and equipment	14,653	5,949
Deposits held in escrow related to acquisitions of businesses	(20,000)	--
Other, net	(3,244)	(5,010)
Net cash flows used in investing activities	(576,977)	(488,955)
Cash flows from financing activities:
Revolving credit repayments, net	(64,251)	(316,736)
6 1/2 % senior notes issued	--	600,000
Payment of principal on 2 3/8% Notes conversion	(174,990)	(10)
5 1/8 % senior notes issued	400,000	--
Term loan repayments	(30,047)	(14,972)
Debt and capital lease repayments	(4,569)	(2,529)
Issuance of common stock from share based payment arrangements	13,628	14,154
Purchase of treasury stock	(15,245)	(12,632)
Excess tax benefits from share based payment arrangements	8,164	8,583
Payment of financing costs	(7,914)	(13,464)
Tax withholdings related to net share settlements of restricted stock	(4,218)	(2,702)
Other, net	--	(1,804)
Net cash flows provided by financing activities	120,558	257,888
Effect of exchange rate changes on cash	680	(9,332)
Net increase (decrease) in cash and cash equivalents from continuing operations continuing operations	181,744	(24,486)
Net cash used in discontinued operations – operating activities	(293)	(143)
Cash and cash equivalents, beginning of year	71,721	96,350

Cash and cash equivalents, end of year	$ 253,172	$ 71,721

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenues
Completion services	$131,233	$140,535	$522,618	$487,941
Drilling services	41,177	46,250	191,034	165,903
Well site services	172,410	186,785	713,652	653,844
Accommodations	277,369	236,876	1,113,470	864,701
Offshore products	237,259	186,111	804,067	585,818
Tubular services	455,298	386,029	1,781,899	1,374,817
Total revenues	$1,142,336	$995,801	$4,413,088	$3,479,180

EBITDA (A)
Completion services	$43,679	$49,659	$176,755	$162,537
Drilling services (1)	12,194	8,944	57,839	40,686
Well site services	55,873	58,603	234,594	203,223
Accommodations (2)	119,476	102,516	505,894	361,156
Offshore products	40,428	37,505	149,377	107,376
Tubular services (3)	18,977	17,271	78,948	67,283
Corporate and eliminations	(12,049)	(10,207)	(45,720)	(40,985)
Total EBITDA	$222,705	$205,688	$923,093	$698,053

Operating income / (loss)
Completion services	$29,634	$38,416	$124,620	$120,849
Drilling services	6,400	3,816	32,160	20,394
Well site services	36,034	42,232	156,780	141,243
Accommodations (2)	77,265	70,525	364,629	248,977
Offshore products	36,935	34,292	134,051	94,666
Tubular services (3)	18,052	16,486	75,042	64,422
Corporate and eliminations	(12,338)	(10,415)	(46,722)	(41,785)
Total operating income	$155,948	$153,120	$683,780	$507,523

(1) The EBITDA of our drilling business for the twelve months ended December 31, 2012 includes a pre-tax gain of $2.5 million related to insurance proceeds received during the second quarter for the land drilling rig that was lost in a fire.

(2) The EBITDA and operating income of our accommodations segment for the twelve months ended December 31, 2012 includes a pre-tax benefit of $17.9 million related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012.

(3) The EBITDA and operating income of our tubular services segment for the twelve months ended December 31, 2012 includes $7.5 million of out-of-period adjustments related to corrections of accruals for customer credits and related returned inventory recognized in the third quarter of 2012.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended December 31,
	2012	2011

Supplemental operating data

Lodge/village revenues ($ in thousands)	$212,921	$171,355
Other accommodations revenues ($ in thousands)	64,448	65,521
Total accommodations revenues ($ in thousands)	$277,369	$236,876

Average available lodge/village rooms	19,378	17,069
Lodge/village revenues per available room	$119	$109

Offshore products backlog ($ in millions)	$560.8	$535.2

Rental tool job tickets	11,959	12,858
Average revenue per ticket ($ in thousands)	$11.0	$10.9

Tubular services operating data
Shipments (tons in thousands)	213.8	189.0
Quarter end inventory ($ in thousands)	$450,244	$420,519

Land drilling operating statistics
Average rigs available	33	34
Utilization	79.2%	86.4%
Implied day rate ($ in thousands per day)	$17.1	$17.1
Implied daily cash margin ($ in thousands per day)	$5.3	$3.6

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net income / (loss)	$98,519	$94,282	$448,609	$322,453
Income tax provision	41,710	42,890	177,047	131,647
Depreciation and amortization	65,775	50,828	230,098	188,147
Interest income	(604)	(278)	(1,583)	(1,700)
Interest expense	17,305	17,966	68,922	57,506
EBITDA	$222,705	$205,688	$923,093	$698,053
CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582